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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   INHALE THERAPEUTIC SYSTEMS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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
                               "PRELIMINARY COPY"

                        INHALE THERAPEUTIC SYSTEMS, INC.
                              150 INDUSTRIAL ROAD
                              SAN CARLOS, CA 94070

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 6, 2000

                            ------------------------

TO THE STOCKHOLDERS OF INHALE THERAPEUTICS SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, June 6, 2000 at 10:00 A.M. local time at the Company's executive office located at 150 Industrial Road, San Carlos, California 94070 for the following purposes:

    (1) To elect three directors to hold office until the 2003 Annual Meeting of Stockholders.

    (2) To approve the amendment and restatement of the Company's 1994 Equity Incentive Plan, which as amended, is entitled the 2000 Equity Incentive Plan, and to increase the aggregate number of shares of common stock authorized for issuance under such plan by 500,000 shares.

    (3) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 300,000,000 shares.

    (4) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

    (5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [/S/ STEPHEN L. HURST]

                                          Stephen L. Hurst
                                          SECRETARY

San Carlos, California
May 5, 2000

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE,
   SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        INHALE THERAPEUTIC SYSTEMS, INC.
                              150 INDUSTRIAL ROAD
                              SAN CARLOS, CA 94070

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 6, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Inhale Therapeutic Systems, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 6, 2000, at 10:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's executive office located at 150 Industrial Road, San Carlos, California 94070. The Company intends to mail this proxy statement and accompanying proxy card on or about May 5, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on
April 20, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2000 the Company had outstanding and
entitled to vote         shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effects as negative votes. Except for Proposal 3, broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether a matter has been approved. With respect to Proposal 3, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's executive office, 150 Industrial Road, San Carlos, California 94070, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8, of the Securities and Exchange Act of 1934 (the "Exchange Act") is January 4, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and form of proxy is no earlier than the close of business on March 8, 2001 and no later than the close of business on April 7, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of seven members. There are three directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

ROBERT B. CHESS

    Mr. Chess, age 43, has served as Chairman of the Board of Directors since April 1999. Mr. Chess served as Co-Chief Executive Officer from August 1998 to April 2000. Mr. Chess served as President from December 1991 to August 1998 and as Chief Executive Officer from May 1992 to September 1998. Mr. Chess was elected a Director in May 1992. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President until February 1989. He left Penederm in October 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company. Mr. Chess holds a BS in Engineering from the California Institute of Technology and an MBA from the Harvard Business School.

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MARK J. GABRIELSON

    Mr. Gabrielson, age 43, has been a Director since May 1992. Since
January 1991 he has been a general partner of Prince Ventures, L.P., a venture capital management firm that serves as the general partner of Prince Venture Partners III, L.P. Mr. Gabrielson is a Director of several private companies. From 1978 until joining Prince, Mr. Gabrielson served in a variety of marketing and business development positions with SmithKline Beecham plc.

JAMES B. GLAVIN

    Mr. Glavin, age 64, has been a Director since May 1993. Mr. Glavin is Chairman of the Board of The Immune Response Corporation, a biotechnology company. He was President and Chief Executive Officer of The Immune Response Corporation from 1987 until September 1994. From 1987 to 1990, Mr. Glavin served as Chairman of the Board of Smith Laboratories, Inc. and was President and Chief Executive Officer of Smith Laboratories from 1985 to 1989. From 1985 to 1987, he was a partner in CH Ventures, a venture capital firm. From 1983 to 1985, he served as Chairman of the Board of Genetic Systems Corporation, a biotechnology firm, and as its President and Chief Executive Officer from 1981 to 1983.
Mr. Glavin is a director of The Meridian Fund and Gish Biomedical, Inc.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL 2001 ANNUAL MEETING

JOHN S. PATTON, PH.D.

    Dr. Patton, age 53, a co-founder of Inhale, has been Vice President, Research since December 1991 and a Director since July 1990. He served as President of Inhale from its incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a BS in Zoology and Biochemistry from Pennsylvania State University, an MS from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctoral fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine.

IRWIN LERNER

    Mr. Lerner, age 69, has been a Director since April 1999. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffman-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as President and Chief Executive Officer. From September 1995 until present, Mr. Lerner has served on the Board of Medarex, Inc., a monoclonal antibodies products company and became Chairman of the Board in May 1997. Mr. Lerner served as the Chairman of the Board of Sequana Therapeutics, Inc., a biotechnology company, from May 1995 until Sequana merged with Arris Pharmaceuticals Inc., a pharmaceutical company, to form Axys Pharmaceuticals, Inc. in January 1998 and has served on the Board of Axys since then. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association where he chaired the Association's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Public Service Enterprise Group Incorporated, a diversified public utility holding company, Humana Inc., a health care company, Covance, Inc., a contract drug development company, and V.I. Technologies, Inc., a blood products company.

DIRECTORS CONTINUING IN OFFICE UNTIL 2002 ANNUAL MEETING

AJIT S. GILL

    Mr. Gill, age 52, has served as Chief Executive Officer since April 2000, as President since April 1999, and as a Director since April 1998. Mr. Gill served as Co-Chief Executive Officer from August 1988 to April 1998. Mr. Gill served as Chief Operating Officer from October 1996 to August 1998 and Chief Financial Officer from January 1993 until October 1996. Before joining Inhale, Mr. Gill was Vice President and General Manager of Kodak's Interactive Systems division. Mr. Gill has served as Chief Financial Officer for TRW-Fujitsu, Director of Business Development for Visicorp, and as President for three start-up high technology companies. He completed a BTech at the Indian Institute of Technology, an MS in Electrical Engineering from the University of Nebraska, and holds an MBA from the University of Western Ontario.

MELVIN PERELMAN, PH.D

    Dr. Perelman, age 69, has been a Director since January 1996. Dr. Perelman spent 36 years at Eli Lilly & Company, most recently as Executive Vice-President and President of Lilly Research Laboratories, a position which he held from 1986 until his retirement in 1993. Dr. Perelman served as President of Lilly International from 1976 until 1986. Dr. Perelman is a member of the Board of Directors of Cinergy, Inc., DataChem, Inc., Immusol, Inc. and of The Immune Response Corporation.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1999 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Perelman and Glavin. It met once during the fiscal year ended December 31, 1999.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards, stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Gabrielson and Glavin. It met seven times during the fiscal year ended December 31, 1999.

    During the fiscal year ended December 31, 1999, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he then served.

                                  PROPOSAL TWO

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1994 EQUITY INCENTIVE PLAN, IN
                   THE FORM OF THE 2000 EQUITY INCENTIVE PLAN

    In February 1994, the Board of Directors adopted, and the shareholders subsequently approved, the Company's 1994 Equity Incentive Plan (the "1994 Equity Incentive Plan"). The 1994 Equity Incentive Plan was an amendment and restatement of the Company's 1992 Stock Option Plan. In March 1996, the Board approved, and the shareholders subsequently approved, an increase in the number of shares reserved for issuance under the 1994 Equity Incentive Plan to a total of 3,900,000 shares of Common Stock. In April 1998, the Board amended and restated the 1994 Equity Incentive Plan. As part of such approval the Board approved, and the shareholders subsequently approved, an increase in the number of shares reserved for issuance under the 1994 Equity Incentive Plan to a total of 4,675,000 shares of Common Stock.

    In April 2000, the Board approved an amendment and restatement of the 1994 Equity Incentive Plan in the form of the 2000 Equity Incentive Plan (the "Equity Incentive Plan"), subject to stockholder approval. As part of such approval the Board approved (i) an increase in the number of shares reserved for issuance under the Equity Incentive Plan by 500,000 shares to a total of 5,175,000 shares of Common Stock; (ii) the extension of the term of the Equity Incentive Plan from 2004 to 2010; (iii) the inclusion of provisions accelerating vesting of options upon an optionee's death under certain circumstances; and (iv) other amendments as to bring the Equity Incentive Plan into conformity with current law and prevalent plan design terms. These amendments are intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels and in accordance with such terms determined appropriate by the Board.

    At March 15, 2000, options (net of canceled or expired options) covering an aggregate 4,118,847 shares of the Company's Common Stock had been granted under the Equity Incentive Plan, and 556,153 shares (plus any shares that might in the future be returned to the Equity Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Equity Incentive Plan. During the last fiscal year, under the Equity Incentive Plan, the Company granted options to purchase 201,801 shares at exercise prices ranging from $28.00 per share to $28.50 per share. All of these grants were made to executive officers.

    Stockholders are requested in this Proposal Two to approve the Equity Incentive Plan, as amended. If the stockholders fail to approve this Proposal Two, the Equity Incentive Plan will remain as is without any changes thereto. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Equity Incentive Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL TWO

    The essential features of the Equity Incentive Plan are outlined below:

GENERAL

    The Equity Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to consultants, employees, officers and directors. To date only incentive stock options and nonstatutory stock options have been awarded under the Equity Incentive Plan. Incentive stock options granted under the Equity Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Equity Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Equity Incentive Plan.

PURPOSE

    The Equity Incentive Plan was adopted to provide a means by which selected officers, employees and directors of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum

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efforts for the success of the Company. The Company currently has approximately
374 employees, including three directors who are also employees, and approximately 25 consultants who are eligible to participate in the Equity Incentive Plan.

ADMINISTRATION

    The Board of Directors of the Company administers the Equity Incentive Plan. The Board has the power to construe and interpret the Equity Incentive Plan and, subject to the provisions of the Equity Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, whether an award granted will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right, or a combination of the foregoing, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board of Directors is authorized to delegate administration of the Equity Incentive Plan to a committee composed of one or more members of the Board.

    The Company currently limits the directors who may serve as members of the Compensation Committee to those who are "outside directors." This limitation excludes from the Compensation Committee (i) current employees of the Company,
(ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect compensation from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" under applicable Internal Revenue Service regulations.

ELIGIBILITY

    Incentive stock options may be granted under the Equity Incentive Plan only to employees (including officers) of the Company and its affiliates. Consultants, employees (including officers) and directors are eligible to receive other awards under the Equity Incentive Plan.

    No incentive stock option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Equity Incentive Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    No employee may be granted options covering more than 400,000 shares of the Common Stock within a calendar year. The purpose of this limitation is to ensure that the Company generally will continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Equity Incentive Plan with an exercise price at or above the fair market value of the Company's common stock on the date of grant. To date, the Company has not granted to any employee in any calendar year awards to purchase a number of shares equal to the limitation and does not currently have any intention of granting such number of awards to any employee. There can be no assurance, however, that the Board of Directors will not determine in some future circumstances that it would be in the best interests of the Company and its stockholders to grant awards to purchase such number of shares to a single employee during a calendar year.

STOCK SUBJECT TO THE EQUITY INCENTIVE PLAN

    Subject to this Proposal, an aggregate of 5,175,000 shares of Common Stock is reserved for issuance under the Equity Incentive Plan. If awards granted under the Equity Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Equity Incentive Plan. If stock under the Equity Incentive Plan is repurchased, such repurchased shares also will become available for Issuance under the Equity Incentive Plan for all stock awards other than incentive stock options.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Equity Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the Equity Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Equity Incentive Plan may not be less than 85% of the fair market value of the Company's common stock. (However, if options are granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information.") At April 19, 2000, the closing price of the Common Stock as reported on the Nasdaq National Market was $58.00 per share.

    In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m) of the Code, an option canceled or repriced under the Equity Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 400,000 share per-employee limitation. The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering other shares of Common Stock as payment of the exercise price.

    The exercise price of options granted under the Equity Incentive Plan must be paid either: (a) in cash at the time the option is exercised; (b) at the discretion of the Board, (i) by delivery of the Common Stock of the Company, or
(ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the Equity Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Options generally vest in monthly installments beginning one year from the date of grant, with the effect that such shares are fully vested after five years from the date of grant. However, subject to this stockholder approval if the optionee's service to the Company and its affiliates terminates due to death, then subject to certain restrictions, the vesting of the option will accelerate. Shares covered by options granted in the future under the Equity Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Equity Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the service of the Company and its affiliates before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

    TERM. The maximum term of incentive stock options under the Equity Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Equity

Incentive Plan generally terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    PURCHASE PRICE; PAYMENT. The purchase price under each stock purchase agreement will be determined by the Board, but in any event may be no less than 85% of the fair market value of the Company's common stock on the date of grant. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Eligible participants may also be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company for its benefit.

    REPURCHASE. Shares of the Common Stock sold or awarded under the Equity Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

STOCK APPRECIATION RIGHTS

    The Board may grant stock appreciation rights to employees or directors of, or consultants to, the Company or its affiliates. The Equity Incentive Plan authorizes three types of stock appreciation rights.

    TANDEM STOCK APPRECIATION RIGHTS. Tandem stock appreciation rights are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash.

    CONCURRENT STOCK APPRECIATION RIGHTS. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash.

    INDEPENDENT STOCK APPRECIATION RIGHTS. Independent stock appreciation rights are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less than fair market value of such number of shares of stock on the date of grant of the independent stock appreciation rights. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of the Common Stock or a combination thereof.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Equity Incentive Plan or subject to any award granted under the Equity Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan and the type of security, the maximum number of shares which may be granted to an employee during a calendar year, and the type of security, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution or liquidation of the Company, outstanding awards will terminate if not exercised prior to such event. In the event of a specified type of merger or corporate reorganization, then the surviving or acquiring corporation may assume or replace outstanding awards. If it declines to do so, then outstanding awards also will terminate if not exercised prior to such event but, in addition, the vesting and exercisability of awards held by persons whose service to the Company and its affiliates has not terminated will be accelerated prior to such event. If there is an acquisition of majority ownership of the Company, then the vesting and exercisability of awards held by persons whose service to the Company and its affiliates has not terminated also will be accelerated but outstanding awards will not terminate due to such event. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time or from time to time. Subject to this stockholder approval, unless sooner terminated, the Equity Incentive Plan will terminate in February 2010 instead of February 2004. The Board may also amend the Equity Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 promulgated under the Exchange Act, or any Nasdaq or securities exchange listing requirements.

RESTRICTIONS ON TRANSFER

    Under the Equity Incentive Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution. A nonstatutory stock option may be transferred to the extent permitted in the individual optionee's agreement. During the lifetime of an optionee, only the optionee may exercise an option. No rights under a stock bonus or restricted stock purchase agreement are transferable except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on the length of time that the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Equity Incentive Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of any tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognizable by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on the length of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK AND STOCK BONUSES. Restricted stock and stock bonuses granted under the Equity Incentive Plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of any tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognizable by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on the length of time the stock was held. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

    STOCK APPRECIATION RIGHTS. No taxable income is recognized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of any withholding obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognizable by the recipient.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the Equity Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period;
(ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal. The Company has taken steps to ensure that options granted at fair market value qualify as performance-based compensation.

                                 PROPOSAL THREE

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 50,000,000 to 300,000,000 shares.

    The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    In addition, to the 20,742,112 shares of Common Stock outstanding at March 15, 2000, the Board has reserved (i) 8,400,000 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans; (ii) up to 32,777 shares of Common Stock which may be issued upon exercise of warrants; (iii) up to 3,388,268 shares of Common Stock which may be issued upon exercise of the Company's subordinated convertible debentures due October 13, 2006 (of which approximately 3,100,000 shares have already been converted); and (iv) up to 2,998,305 shares of Common Stock which may be issued upon exercise of the Company's subordinated convertible notes due February 8, 2007.

    Although at present the Board of Directors has no other plans to issue additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes, including, without limitation, the issuance of stock dividends to existing stockholders, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

    The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board, or adopt a "poison pill" which would, under certain circumstances related to an acquisition not approved by the Board of Directors, give certain holders the right to acquire additional shares of Common Stock at a low price. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

    The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                       A VOTE IN FAVOR OF PROPOSAL THREE

                                 PROPOSAL FOUR

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1990. Representatives of Ernst &

Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                       A VOTE IN FAVOR OF PROPOSAL FOUR.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 15, 2000 by: (i) each director;
(ii) each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Common Stock.

                                                                       BENEFICIAL OWNER(1)
                                                              --------------------------------------
BENEFICIAL OWNERSHIP(1)                                       NUMBER OF SHARES   PERCENT OF TOTAL(2)
-----------------------                                       ----------------   -------------------
Franklin Resources, Inc.(3).................................     2,627,330              12.7%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

T. Rowe Price Associates, Inc.(4)...........................     2,128,950              10.3%
  100 East Pratt Street
  Baltimore, MD 21202

Baxter International Inc. & Subsidiaries Pension Trust......     1,335,897               6.4%
  One Baxter Parkway
  Deerfield, IL 60015

Capital Research and Management Company(5)..................     1,301,650               6.3%
  333 South Hope Street, 55th Floor
  Los Angeles, CA 90071

Dresdner Bank AG(6).........................................     1,073,225               5.2%
  Jurgen-Ponto-Platz 1
  60301 Frankfurt, Germany

Robert B. Chess(7)..........................................       334,993               1.6%

John S. Patton(8)...........................................       334,896               1.6%

Robert M. Platz(9)..........................................       245,983               1.2%

Ajit S. Gill(10)............................................       173,874                 *

Mark J. Gabrielson(11)......................................        50,369                 *

Melvin Perelman(14).........................................        43,467                 *

James B. Glavin(12).........................................        29,965                 *

Stephen L. Hurst(13)........................................         8,901                 *

Irwin Lerner(14)............................................         9,167                 *

All directors and executive officers as a group
  (10 persons)(15)..........................................     1,231,615               5.8%

------------------------

   * Less than 1%

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (2) Applicable percentages are based on 20,742,112 shares of Common Stock outstanding as of March 15, 2000, adjusted as required by rules promulgated by the SEC.

 (3) Based solely on information obtained from a filing with the SEC made on amended Schedule 13G reporting such beneficial ownership as of January 25, 2000. Includes 1,030,920 shares of common stock issuable upon conversion of $33,000,000 principal amount of the Company's convertible subordinated debentures due October 13, 2006. Franklin Resources, Inc. ("FRI") is the parent holding company of two registered investment advisers: Franklin
     Advisers, Inc. ("Franklin Advisers") and Franklin Management, Inc. ("Franklin Management"), which provide investment advisory services for Franklin Small Cap Growth Fund, a series of Franklin Strategic Series, a registered investment company which holds the shares. Franklin Advisers has sole voting and dispositive power over 2,562,920 of the shares. Franklin Management has sole investment power over 64,410 of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, Franklin Advisers, Franklin Management and the Principal Shareholders disclaim any beneficial interest in the shares.

 (4) Based solely on information obtained from a filing with the SEC made on an amended Schedule 13G reporting such beneficial ownership as of February 7, 2000. These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates"), an investment adviser registered under the Investment Advisers Act of 1940, serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates provides investment advisory services for T. Rowe Price New Horizons
     Fund, Inc. ("T. Rowe Price Fund"), a registered investment company. Price Associates has sole voting power over 528,600 of the shares and has sole dispositive power over 2,128,950 of the shares. T. Rowe Price Fund has sole voting power over 875,000 of the shares.

 (5) Based solely on information obtained from a filing with the SEC made on a
     Schedule 13G reporting such beneficial ownership as of December 31, 1999. Capital Research and Management Company ("CRMC") is a registered investment adviser registered under Section 203 of the Investment Advisers Act of 1940 which provides investment advisory services to SMALLCAP World Fund, Inc. ("SWFI") , an investment company registered under the Investment Company Act of 1940. SWFI has sole voting power over 1,101,650 of the shares. CRMC has sole dispositive power over 1,301,650 of the shares. CRMC disclaims beneficial ownership of such shares.

 (6) Based solely on information obtained from a filing with the SEC made on a
     Schedule 13G reporting such beneficial ownership as of December 31, 1999. Dresdner Bank AG, an international banking organization headquartered in Frankfurt, Germany, ("Dresdner Bank") is the parent company of Dresdner RCM US Holdings LLC, a Delaware Limited Liability Company ("DRCM Holdings"), the parent holding company of a registered investment adviser: Dresdner RCM Global Investors LLC, a Delaware Limited Liability Company ("Dresdner RCM"). Dresdner RCM and DRCM Holdings each has sole voting power over 818,275 of the shares, sole dispositive power over 908,475 of the shares and shared dispositive power over 164,650 of the shares, respectively. Dresdner Bank has sole voting power over 818, 375 of the shares, sole dispositive power over 908,575 of the shares and shared dispositive power over 164,650 of the shares.

 (7) Includes 109,283 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (8) Includes 223,004 shares held by John S. Patton & Jamie S. Patton, Trustees, under the July 2, 1997 Patton Revocable Trust ("Patton Trust"). Dr. Patton and his wife, are sole trustees. Dr. Patton and his wife, Jamie S. Patton, each acting alone, have the power to vote and dispose of such shares. Includes 667 shares held by Dr. Patton's minor child. Also includes 1,499 shares held by two other children of Dr. Patton as to which shares
     Dr. Patton disclaims beneficial ownership. Also includes 109,726 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (9) Includes 79,578 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (10) Includes 8,475 shares held by Ajit S. Gill & Ann C. Gill, Trustees, under agreement dated October 14, 1998 FBO Ajit S. Gill & Ann C. Gill ("Gill Trust"). Mr. Gill and his wife, are sole trustees. Mr. Gill and his wife, Ann C. Gill, each acting alone, have the power to vote and dispose of such shares. Also includes 154,599 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (11) Also includes 47,966 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2000.

 (12) Includes 23,966 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (13) Includes 1,000 shares held as joint tenants with Mr. Hurst's wife, Antonia Althea Hurst. Also includes 7,901 shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (14) All shares issuable upon exercise of options exercisable within 60 days of March 15, 2000.

 (15) Includes 223,004 shares held by Patton Trust and an aggregate of 2,166 shares held by Mr. Patton's children, as described in footnote 8. Includes 8,475 shares held by Gill Trust, as described in footnote 10. Includes 1,000 shares held by Mr. Hurst as joint tenants with right of survivorship with Mrs. Hurst as described in footnote 13. Also includes 551,675 shares issuable upon exercise of outstanding options exercisable within 60 days of March 15, 2000. See footnotes 7 through 14.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company receives an annual retainer of $15,000. In the fiscal year ended December 31, 1999, the total compensation paid to non-employee directors was $78,250 including, the consulting fees paid to one director as discussed below. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    Each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the 1994 Non-Employee Directors' Plan (the "Non-Employee Directors' Plan"), without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 30,000 shares of Common Stock of the Company for each three year term to which he or she is elected. The non-employee directors who began with a one or a two-year term when the Company first instituted the classified board were granted 10,000 and 20,000 shares of Common Stock, respectively. Vesting is monthly over the period of the term being served. Only non-employee directors of the Company are eligible to receive options under the Non-Employee Directors' Plan. Options granted under the Non-Employee Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code. The exercise price of options granted under the Non-Employee Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Option grants under the Non-Employee Directors' Plan are non-discretionary. The term of options granted under the Non-Employee Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation in which the Company is the surviving corporation, but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, or any other capital reorganization in which 50% of the shares of the Company entitled to vote are exchanged, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

    Options to purchase an aggregate of 160,200 shares of Common Stock have been granted to all Non-Employee Directors of the Company to date under the Non-Employee Directors' Plan, 79,800 of which have been exercised as of March 15, 2000. Options to purchase an aggregate of 1,645,646 shares of Common Stock have been granted to Directors who are employees of the Company as of March 15, 2000 under the Company's Equity Incentive Plan, 606,212 of which have been exercised as of March 15, 2000.

    On April 1, 1999, Irwin Lerner entered into a consulting agreement with the Company. Pursuant to the agreement, Mr. Lerner performs consulting services relating to product marketing and general business issues of at least four half days per year as well as telephone discussions as needed in consideration for his standard consulting fee. In 1999, Mr. Lerner received $14,500 in consulting fees for services performed for the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Co-Chief Executive Officers and its other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"(1)):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                  OTHER       ------------
                                   ANNUAL COMPENSATION            ANNUAL       SECURITIES
                             -------------------------------   COMPENSATION    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)   BONUS($)      ($)(4)       OPTIONS(#)    COMPENSATION($)(2)
---------------------------  --------   ---------   --------   ------------   ------------   ------------------
Robert B. Chess .........      1999     $248,013    $113,249          --           50,000         $ 6,005
  Chairman of the Board and    1998      201,183    $ 78,859                       50,000             709
  Co-Chief Executive           1997      195,666     136,763                       15,900             510
  Officer

Ajit S. Gill ............      1999      248,013     113,249          --           50,000           6,452
  President and Co-Chief       1998      201,176      78,859                       50,000           1,945
  Executive Officer            1997      194,155      51,757                       54,600             870

John S. Patton ..........      1999      190,774      76,518          --           14,000           6,117
  Vice President, Research     1998      159,887      61,264                       70,000           1,523
                               1997      150,119      32,344                        7,500           1,440

Stephen L. Hurst ........      1999      179,316      57,605          --           10,801           1,186
  Vice President, Secretary    1998      160,333      54,054                       39,000             461
  and General Counsel          1997      156,682      27,098                       25,400             510

Robert M. Platz .........      1999      159,607      38,576          --            7,000           5,459
  Vice President,              1998      145,374      36,345                       19,900             838
  Technology                   1997      140,797      24,651                        5,400             850

Brigid A. Makes(3) ......      1999       87,739      30,000      11,707           70,000             175
  Vice President,              1998           --          --                           --              --
  Finance & Administration
  and Chief Financial
  Officer

------------------------

(1) The Named Executive Officers include all the executive officers of the Company.

(2) Amounts include perquisites consisting of one or more of the following:
    (i) life insurance premiums paid by the Company; (ii) reimbursement for computer equipment used for Company business; (iii) entertainment gifts associated with Company business; and (iv) Company's matching payments under its 401(k) plan.

(3) Ms. Makes became an executive officer of the Company on June 26, 1999. Her annualized salary in 1999 was $267,000.

(4) Includes $11,707 as reimbursement of expenses in connection with Ms. Makes relocation.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under the Equity Incentive Plan. As of March 15, 2000, options to purchase a total of 4,427,125 shares had been granted under the Equity Incentive Plan and options to purchase 556,153 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 1999 certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers at December 31, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     PERCENTAGE OF                                  ASSUMED ANNUAL RATES OF
                           SECURITIES     TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                           UNDERLYING       GRANTED TO     EXERCISE OR                       OPTION TERM(3)
                             OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
NAME                      GRANTED(1)(#)   FISCAL YEAR(2)    ($/SHARE)       DATE           5%              10%
----                      -------------   --------------   -----------   ----------   -------------   -------------
Robert B. Chess.........      50,000(4)        3.52%         $28.50       02/22/09     $  896,175      $2,271,083

Ajit S. Gill............      50,000(4)        3.52%          28.50       02/22/09        896,175       2,271,083

John S. Patton..........      14,000(5)        0.99%          28.50       02/22/09        250,929         635,903

Stephen L. Hurst........       9,801(5)        0.69%          28.50       02/22/09        175,668         445,177
                               1,000(6)        0.07%          28.50       02/22/09         17,923          45,421

Robert M. Platz.........       7,000(5)        0.49%          28.50       02/22/09        125,464         317,952

Brigid A. Makes.........      70,000(7)        4.93%          28.00       06/27/09      1,232,634       3,123,735

------------------------

(1) The options will fully vest upon a change in control, asset sale, merger, consolidation or reverse merger, as defined in the Company's Equity Incentive Plan, unless the acquiring Company assumes the options or substitutes similar options. The options will fully vest upon a securities acquisition, as defined in the Company's Equity Incentive Plan. The Board of Directors may reprice the options under the terms of the Company's Equity Incentive Plan.

(2) Based on an aggregate of 1,419,251 options granted to employees and consultants to the Company in 1999, including the Named Executive Officers.

(3) The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(4) This option vests monthly over 5 years commencing in February 1999.

(5) This option vests monthly over 1 year commencing in February 2003.

(6) This option vests annually over 5 years commencing in February 1999.

(7) One-fifth ( 1/5) of this option vests one year after June 28, 1999 and one-sixtieth ( 1/60th) of this option vests monthly thereafter over the next four years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                      AND DECEMBER 31, 1999 OPTION VALUES

                                                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                             DECEMBER 31, 1999(2)                DECEMBER 31, 1999(3)
                         ACQUIRED ON       VALUE        ---------------------------------   ---------------------------------
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                     -----------   --------------   --------------   ----------------   --------------   ----------------
Robert B. Chess........          --              --        110,083           156,162          $3,634,556        $3,277,737
Ajit S. Gill...........          --              --        183,295           138,183           6,398,711         2,610,580
John S. Patton.........          --              --         99,749            95,029           3,280,096         1,763,165
Stephen L. Hurst.......          --              --         28,167            75,453             742,038         1,528,311
Robert M. Platz........          --              --         74,291            43,087           2,664,727           947,434
Brigid A. Makes .......          --              --             --            70,000                  --         1,019,375

------------------------

(1) Based on the fair market value of the Company's Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

(2) On January 18, 1995, the Board amended the provisions of the options held by the Named Executive Officers to provide that upon a change-in control of the Company the vesting of all outstanding options held by such persons would be accelerated by two years.

(3) Based on the fair market value of the Company's Common Stock as of December 31, 1999 ($42.5625 per share), minus the exercise price, multiplied by the number of shares underlying the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Board has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Committee is comprised of two non-employee directors:
Messrs. Gabrielson and Glavin. The Committee is responsible for:
(i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

    The primary goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Four key goals form the basis for compensation decisions for all employees of the
Company:

    1. To attract and retain the most highly qualified management and employee team;

    2. To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

    3. To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

    4. To motivate executives and employees to achieve the Company's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

    To meet these goals, the Committee has adopted a mix among the compensation elements of salary, stock options and bonuses with a bias towards stock options.

BASE SALARY

    The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries below the competitive industry median. Base salary levels are established on an annual review of marketplace competitiveness with similar pharmaceutical and drug delivery companies and on the basis of individual performance. Periodic increases in base salary are the result of individual contributions evaluated against established performance objectives, relative success toward achieving the Company's annual and long-term business goals, length of service with the Company and an annual salary survey of comparable companies in Inhale's industry. Base salaries for executives were increased for fiscal 1999 but remain below the industry median. In 1999, the Company continued the variable compensation program implemented in 1996 for all employees, including all executive officers, which provides that a portion of base salary is variable based on certain qualitative and quantitative criteria for both the Company and each employee.

STOCK OPTIONS

    The option plans offered by the Company have been established to provide all executive officers of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of stockholders, executives and employees should thereby be closely aligned. Executives and employees are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's stock option plans. All outstanding options expire ten years from the date of grant.

    As the base salaries for executive officers of the Company are in the lower range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. Option amounts are based on salary grade within the Company and overall Company and individual performance. After considering the criteria relating to awarding stock options, the Committee determined that all executive officers, including the Co-Chief Executive Officers, would receive option grants in fiscal 1999. The options granted to executive officers in fiscal 1999 include options with standard five-year vesting commencing upon the date of grant, as well as "evergreen" options, which typically vest over a twelve month period commencing upon the date previously granted options become fully vested.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

BONUSES

    Bonus awards are another component of the compensation program. Bonuses, if any, are both linked to the achievement of specified corporate goals, which is determined at the discretion of the Committee. Corporate performance goals on which 1999 bonuses were based were: the successful signing of new collaborative partners and convening existing collaborative partners with feasibility agreements to long-term development agreements; advancing the delivery system technology by improving the performance and efficiency of the inhalation device, the powder processing and the powder filling; and improving the Company's liquidity by obtaining funding from corporate partners and from the sale of securities. In January 2000, the Committee reviewed the Company's 1999 corporate performance goals and determined that most of the goals had been achieved. Based on such achievement, the Committee awarded bonuses for 1999 for all executive officers.

CO-CEO COMPENSATION

    The total cash compensation paid to Messrs. Chess and Gill in 1999 was below the average for chief executive officers in the Company's industry comparative group. Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In 1999, Messrs. Chess and Gill received option grants to purchase 50,000 shares each of the Company's Common Stock at the fair market value of the Common Stock on the date of grant. This grant was based on the same factors used in making grants to other executive officers. This grant was made to enhance retention and the overall competitiveness of the compensation package of Messrs. Chess and Gill and to strengthen the alignment of Messrs. Chess's and Gill's interests with those of the stockholders. For 1999, the Committee set a bonus of approximately 33% of salary for both Messrs. Chess' and Gill's bonuses based upon the achievement of virtually all of the corporate goals discussed above.

SUMMARY

    The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.

                                          COMPENSATION COMMITTEE

                                          Mark J. Gabrielson
                                          James B. Glavin

COMPARISON OF STOCKHOLDER RETURN(1)

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks(2) for the period commencing on May 2, 1994, and ending on December 31, 1999.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM MAY 2, 1994(3), AND ENDING ON DECEMBER 31, 1999(4)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF CUMULATIVE TOTAL RETURN FROM MAY 2, 1994(3)
THROUGH DECEMBER 31, 1998(4) INHALE THERAPUTIC SYSTEMS, INC.

          NASDAQ US  NASDAQ PHARMACEUTICAL  INHALE THERAPEUTIC SYSTEMS, INC.
5/2/94          100                    100                               100
6/30/94          96                     90                                73
9/30/94         104                    101                               130
12/30/94        102                     95                               123
3/31/95         114                    103                               103
6/30/95         131                    119                               107
9/30/95         146                    149                               160
12/31/95        148                    174                               130
3/31/96         155                    181                               203
6/30/96         168                    176                               247
9/30/96         174                    180                               172
12/31/96        182                    174                               202
3/31/97         172                    129                               255
6/30/97         204                    136                               330
9/30/97         239                    151                               418
12/31/97        224                    133                               347
3/31/98         262                    149                               362
6/30/98         269                    140                               330
9/30/98         243                    140                               373
12/31/98        315                    192                               440
3/31/99         353                    252                               362
6/30/99         387                    256                               318
9/30/99         396                    293                               405
12/31/99        584                    426                               568

(1) The material in this report is not "soliciting material" and is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the company under the Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.
(2) The CRSP Total Return Index for the NASDAQ Stock Market and for the NASDAQ Stock Market Pharmaceutical Stocks are calculated by the Center for Research in Securities Prices (CRSP).
(3) For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 per share would have been the closing sales price on May 2, 1994, the day prior to commencement of trading. The Company's initial public offering commenced on May 3, 1994 and the Company's 1998 fiscal year ended December 31, 1998.
(4) Assumes that $100.00 was invested on May 2, 1994, in the Company's Common Stock at the Company's initial offering price of $7.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

------------------------

(1) The material in this report is not "soliciting material" and is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

(2) The CRSP Total Return Index for the Nasdaq Stock Market and for the Nasdaq Stock Market Pharmaceutical Stocks are calculated by the Center for Research in Securities Prices (CRSP).

(3) For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 per share would have been the closing sales price on May 2, 1994, the day prior to commencement of trading. The Company's initial public offering commenced on May 3, 1994 and the Company's 1999 fiscal year ended December 31, 1999.

(4) Assumes that $100.00 was invested on May 2, 1994, in the Company's Common Stock at the Company's initial offering price of $7.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future shareholder returns.

                              CERTAIN TRANSACTIONS

    The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

    In addition, the Company's Restated Certificate of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) breach of the directors duty of loyalty to the corporation or its stockholders, (ii) acts or omissions, (iii) violating Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

------------------------

OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order Of The Board Of Directors

                                          [/S/ STEPHEN L. HURST]

                                          Stephen L. Hurst
                                          SECRETARY

May 5, 2000

A COPY OF THE COMPANY'S AMENDED ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, INHALE THERAPEUTIC SYSTEMS, INC., 150 INDUSTRIAL ROAD, SAN CARLOS, CALIFORNIA 94070.

                         INHALE THERAPEUTIC SYSTEMS, INC.

                                     PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 2000

        The undersigned hereby appoints ROBERT B. CHESS and AJIT S. GILL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Inhale Therapeutic Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Inhale Therapeutic Systems, Inc. to be held at the Company's executive offices, 150 Industrial Road, San Carlos, California on Tuesday, June 6, 2000 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

Please mark your votes as indicated in this example   /X/

PROPOSAL 1. To elect directors to hold office until the next Annual Meeting of stockholders and until their successors are elected.

/ /  FOR

/ /  WITHHOLD AUTHORITY

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Nominees:  Robert B. Chess, Mark Gabrielson and James B. Glavin.

To withhold authority to vote for any individual nominee(s), write such nominee(s)' name(s) below.

-----------------------------------------------------

-----------------------------------------------------

PROPOSAL 2. To approve the amendment and restatement of the Company's 1994
            Equity Incentive Plan, which as amended, is entitled the 2000 Equity Incentive Plan, and to increase the aggregate number of shares of common stock authorized for issuance under such plan by 500,000 shares.

       / / FOR                  / / AGAINST               / / ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3. To approve an amendment to the Company's Certificate of
            Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 300,000,000 shares.

       / / FOR                  / / AGAINST               / / ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

       / / FOR                  / / AGAINST               / / ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 4.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)__________________________________________  Dated__________, 2000

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER
IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE